EXHIBIT 15

November 6, 2017

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

RE: Arconic Inc.

Commissioners:

We are aware that our report dated November 6, 2017 on our review of interim financial information of Arconic Inc. and its subsidiaries (Arconic) for the three- and nine- month periods ended September 30, 2017 and 2016 and included in Arconic’s quarterly report on Form 10-Q for the quarter ended September 30, 2017 is incorporated by reference in its Registration Statements on Form S-8 (Nos. 333-32516, 333-106411, 333-128445, 333-146330, 333-153369, 333-155668, 333-159123, 333-168428, 333-170801, 333-182899, 333-189882, 333-203275, 333-205829, 333-209772, 333-209777, and 333-212246).

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania